Exhibit 23.3
CONSENT OF INDEPENDENT AUDITORS
We consent to the reference to our firm under the caption “Experts” and to the use of our report dated March 26, 2007, with respect to the consolidated financial statements of Bluestar Resources Limited included in the Registration Statement (Form S-4) and related Prospectus of Nuance Communications, Inc. for the registration of 5,836,576 shares of its common stock.
/s/ S.R. BATLIBOI & ASSOCIATES
May 31, 2007